UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 14, 2010
Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	000-03683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-5111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2010, the Boards of Directors of Trustmark Corporation (Trustmark) and its subsidiary, Trustmark National Bank, elected Gerard R. (Jerry) Host to serve as President and Chief Executive Officer of both companies upon the retirement of Richard G. Hickson as President and Chief Executive Officer of Trustmark and Chief Executive Officer of Trustmark National Bank on December 31, 2010.  Mr. Host currently serves as a Director of Trustmark, as well as Director, President and Chief Operating Officer of Trustmark National Bank.

As previously announced, Mr. Hickson will continue to serve as Chairman of the Trustmark and Trustmark National Bank Boards until the annual shareholders meeting in May 2011, at which time he will retire from both Boards.

In connection with Mr. Host’s appointment as President and Chief Executive Officer of Trustmark and Trustmark National Bank, effective January 1, 2011, Trustmark and Mr. Host have entered into an employment agreement (the Agreement) to replace Mr. Host’s 2007 amended and restated change of control agreement.  The Agreement is effective as of January 1, 2011, and provides for Mr. Host’s 2007 agreement to terminate as of December 31, 2010.

The Agreement provides for Mr. Host to serve as President and Chief Executive Officer of Trustmark and Trustmark National Bank for a term of three years beginning January 1, 2011, with an automatic “rolling” one-year extension each December 31, unless either Trustmark or Mr. Host provides notice of non-extension, in which case the Agreement would expire at the end of the then-current term.  If not terminated earlier, Mr. Host’s employment under the Agreement will automatically terminate upon his retirement on December 31, 2019, the year he turns 65.

In connection with Mr. Host’s promotion and the related increase in his responsibilities, he will receive a one-time promotion and inducement bonus of $150,000 to be paid no later than December 31, 2010.  Under the Agreement, Mr. Host will be guaranteed a minimum base salary of $550,000 annually, subject to annual review.  Mr. Host’s base salary may be reduced, however, even below $550,000, with his consent if Trustmark reduces the base salaries of other senior executives.  Mr. Host will be eligible to earn an annual cash bonus, with a bonus target amount of 70% of his base salary.  He will also be eligible to receive equity compensation awards on such basis as the Human Resources Committee of Trustmark’s Board of Directors determines.

In addition to participating in any benefit plans or programs that are offered to senior executives generally, effective January 1, 2011, Mr. Host’s target normal retirement annual benefit in Trustmark National Bank’s Executive Deferral Plan will be increased from $150,000 to $300,000, subject to vesting and accrual rules and future modification by Trustmark or Trustmark National Bank.

On any cessation of employment, Mr. Host will be entitled to his unpaid earned base salary and annual bonus and, except in the case of termination for cause, accrued vacation (earned compensation). He will be entitled to additional severance benefits in the event his employment ends as a result of his death or disability, or in the event his employment is terminated by Trustmark without cause in connection with a change in control of Trustmark or not, or in the event Mr. Host resigns for good reason in connection with a change in control of Trustmark or not.

As partial consideration for continuing confidentiality, nonsolicitation and noncompetition obligations for two years after his employment ends, if Mr. Host’s employment is terminated by Trustmark without cause or if he resigns for good reason, he will be entitled to payments equal to two times the sum of (1) his annual base salary and (2) the average of his annual bonuses for the three years prior to the end of his employment (the Covenant Payments).

If Mr. Host’s employment is terminated by Trustmark without cause or he resigns for good reason, in each case within two years after a change in control during the term of the Agreement, he will be entitled to the following additional severance benefits (in addition to the Covenant Payments and earned compensation): (1) a lump sum payment equal to one times his base salary and the average of his annual bonuses for the three years prior to the change in control, (2) 36 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, and (3) accelerated vesting of any unvested stock options.

If Mr. Host’s employment is terminated by Trustmark without cause or he resigns for good reason where he is not entitled to such change in control enhanced severance benefits, he will be entitled to 24 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination, in addition to the Covenant Payments and earned compensation.

If Mr. Host’s employment is terminated due to disability or if he dies during the term, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of his earned compensation plus a time-weighted pro-rata share of his annual bonus target amount for that year.

The foregoing description is a summary of the material terms of the Agreement and is qualified in its entirety by reference to the Agreement itself, a copy of which is attached hereto as Exhibit 10-z and incorporated herein by reference.

Mr. Host’s other business experience is described in Trustmark’s proxy statement for the 2010 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 2, 2010.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description of Exhibits
10-z	Employment Agreement between Trustmark Corporation and Gerard R. Host dated September 14, 2010
99.1	Press release dated September 14, 2010 announcing CEO Succession

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Louis E. Greer
Louis E. Greer
Treasurer and Principal Financial Officer

DATE:	September 14, 2010

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
10-z	Employment Agreement between Trustmark Corporation and Gerard R. Host dated September 14, 2010
99.1	Press release dated September 14, 2010 announcing CEO Succession